Filed pursuant to Rule 433(d)

Registration Statement No. 333-176018-04

FINAL TERM SHEET, dated August 27, 2013

$848,613,000

John Deere Owner Trust 2013-B

Issuing Entity

$ 257,000,000	Class A-1	0.25000% Asset Backed Notes
$ 227,000,000	Class A-2	0.55% Asset Backed Notes
$ 277,000,000	Class A-3	0.87% Asset Backed Notes
$ 87,613,000	Class A-4	1.39% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$257,000,000	$227,000,000	$277,000,000	$87,613,000

Per Annum Interest Rate	0.25000%	0.55%	0.87%	1.39%

Final Scheduled Payment Date	September 26, 2014	January 15, 2016	August 15, 2017	December 16, 2019

Initial Public Offering Price	100.00000%	99.99543%	99.98637%	99.98071%

Ratings (Moody’s/ Fitch)	Prime-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf

Payment Date	Monthly, beginning October 15, 2013 (subject to the business day convention)	Monthly, beginning October 15, 2013 (subject to the business day convention)	Monthly, beginning October 15, 2013 (subject to the business day convention)	Monthly, beginning October 15, 2013 (subject to the business day convention)

Weighted Average Life(2)	0.34	1.05	2.15	3.32(3)

CUSIP	477879 AA8	477879 AB6	477879 AC4	477879 AD2

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 18% CPR
(3)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: August 27, 2013.
Expected Settlement Date: September 4, 2013.
Initial Note Value: $870,372,823 (discount rate: 4.00%)
Certificate Principal Amount: $21,759,823
Initial Reserve Account Deposit: $8,703,728
Specified Reserve Account Balance: $10,879,660

BofA Merrill Lynch	HSBC	RBC Capital Markets

Barclays	Mitsubishi UFJ Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.